Crossroads Liquidating Trust 8-K

Exhibit 99.1

March 28, 2018

RE: CROSSROADS LIQUIDATING TRUST - 2017 ANNUAL REPORT

Dear Crossroads Liquidating Trust Beneficiary:

We filed Crossroad’s Liquidating Trust’s Annual Report on Form 10-K for the year ended December 31, 2017 with the U.S. Securities and Exchange Commission on March 28, 2018. A link to the electronic version of the Form 10-K may be found in the Investor Relations section of our website www.xroadscap.com. We encourage you to read the Form 10-K, which includes business, financial and portfolio investment information regarding Crossroads Liquidating Trust.

As you may recall, in June 2017, the shareholders of Crossroads Capital, Inc. approved a Plan of Liquidation pursuant to which Crossroads Capital was converted into Crossroads Liquidating Trust (the “Trust”) on June 23, 2017 and all of the assets and liabilities of Crossroads Capital, including the eight remaining portfolio investments, then became the assets and liabilities of the Trust.

At the time of conversion, the net assets of the Trust were estimated at $25,570,000, or $2.67 per unit of beneficial interest. Shortly thereafter, an initial liquidating distribution of approximately $15,300,000, or $1.60 per unit was distributed to beneficial holders. As of December 31, 2017, the remaining net assets of the Trust were estimated at approximately $8,680,000, or $0.91 per unit.

After accounting for the $1.60 distribution, the change in estimated remaining net assets from June 23, 2017 to December 31, 2017 was due primarily to changes in the estimated liquidation value of our remaining portfolio securities as our operating expenses remain well within our initial estimates. In the fourth quarter of 2017, we received the final distribution of escrowed funds from the Xtime transaction which occurred in 2014. Additionally, one of our portfolio companies, Harvest Power, was acquired during the quarter, resulting in a disappointing exit and realized loss on our investment that accounted for approximately ($0.14) or the bulk of the net change in the Trust’s net asset value.

Other than those specific events, we continue to see volatility—both positive and negative—in our remaining portfolio of small companies. Despite this, we remain hopeful and patient—qualities we have found to be both helpful and necessary when managing a portfolio of investments as the Trust owns —and assure you that we remain dedicated to pursuing the best results for the Trust’s beneficiaries.

We continue to work towards an orderly liquidation of Crossroads Liquidating Trust’s remaining assets. Should you have any questions or require additional information, we may be reached at (402) 261-5345.

Sincerely,

/s/ Andrew Dakos

Andrew Dakos
Trustee

This letter may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Crossroads Liquidating Trust’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed. Except as required by the federal securities laws, Crossroads Liquidating Trust undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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